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                                                                    Exhibit 21.1


                  Subsidiaries of AerCo as of November 16, 2000

AerCo Ireland Limited AerCo
Ireland II Limited
AerCo POL Inc.
AerCo Sverige Leasing AB
AerCoUSA Inc.
AerFi Belgium N.V.
Aircraft Lease Portfolio Securitization 94-1 Limited
ALPS 94-1 (Belgium) N.V.
Baltic Airlease II L.L.C.
Baltic Airlease III L.L.C.
Gustav Leasing I Limited
Gustav Leasing IV Limited
Gustav Leasing V Limited
Gustav Leasing VI Limited
Gustav Leasing VII Limited
Gustav Leasing VIII Limited
Gustav Leasing IX Limited
Gustav Leasing X Limited
Gustav Leasing XI Limited
Gustav Leasing XIII Limited
Gustav Leasing XIV Limited
Pergola Limited